Exhibit 10.2
MUELLER WATER PRODUCTS, INC.
November 6, 2025
VIA EMAIL
Paul McAndrew
PMcAndrew@muellerwp.com
Dear Paul:
This letter memorializes our discussions regarding your continued employment with the Company on and following the 2026 Annual Shareholders Meeting currently scheduled for February 9, 2026 (the “Effective Date”). As discussed, on the Effective Date, you will assume the role of President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). In consideration of your new role, you will be entitled to the following payments and benefits:
1.An annual base salary equal to $915,000, target bonus equal to 100% of base salary and total target long-term incentive opportunity equal to 370% of base salary (i.e., $3,385,500) (“CEO LTI Grant”), to be effective as of the Effective Date.
2.Your bonus for fiscal year 2026 will be determined based on (x) your target bonus in effect prior to the Effective Date with respect to the portion of the fiscal year occurring prior to the Effective Date, and (y) your target bonus as set forth herein with respect to the portion of the fiscal year occurring on and following the Effective Date.
3.On February 10, 2025 (or the first business day after the 2026 Annual Shareholders Meeting occurs), the Company will grant you an equity award equal to the CEO LTI Grant minus the amount of your December 2025 long-term incentive award. This grant will be in the form of stock options (25%)(“Options”), restricted stock units (25%)(“RSUs”) and performance restricted stock units (50%)(“PRSUs”). This award will be consistent with the Company’s applicable form agreements. The Options and RSUs will vest one-third on each anniversary of February 10th over the next three years. The PRSUs will be subject to the same performance cycle and criteria as the PRSUs granted in December 2025, i.e. vesting September 30, 2028.
4.You acknowledge and represent that any and all prior understandings or agreements are terminated and that the only obligations and duties between the Company and you with respect to any severance are those expressly set forth in Mueller Group, LLC Executive Severance Plan (the “Executive Severance Plan”), as modified herein. Your associated general severance formula, change in control formula and related benefits under the Executive Severance Plan are attached hereto in Schedule 1. You represent and warrant that you are not a party to any other agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept the Company’s offer of continued employment and to perform the employment specified in this Agreement. For the avoidance of doubt, you will be subject to the restrictive covenants set forth in the Executive Severance Plan, which shall be the exclusive set of confidentiality obligations and restrictive covenants by which you will be bound, and the restrictive covenants set forth in the Executive Severance Plan shall expressly supersede and replace any other similar confidentiality obligations and restrictive covenants applicable to you as Chief Executive Officer or as an equityholder in the Company, whether entered into prior to, on or following the date hereof. With respect to your participation in the Executive Severance Plan, the following changes to the Executive Severance Plan shall apply:

a.For all purposes under the Executive Severance Plan, the term “Cause” shall be defined as set forth below, which such definition shall expressly supersede and replace the defined term “Cause” as set forth in the Executive Severance Plan:
“‘Cause’ shall mean the occurrence of any one or more of the following: (i) Participant’s conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or financial dishonesty; (ii) Participant’s theft or embezzlement of property from the Company; (iii) Participant’s willful and continued refusal to perform the duties of his position in all material respects (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), that continues for more than 15 business days after the Company gives Participant written notice of the failure, specifying what duties Participant failed to perform and an opportunity to cure; (iv) Participant’s fraudulent preparation of financial information with respect to the Company; (v) Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company; or (vi) Participant’s willful violation of material Company policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect. Notwithstanding the foregoing, any action or inaction taken by Participant based upon Participant’s reasonable reliance on advice of legal counsel to the Company or the direction of the Board shall not form the basis for Cause.”
b.For all purposes under the Executive Severance Plan, the defined term “Good Reason” as set forth in the Executive Severance Plan shall be amended to replace references in clauses (A), (B) and (C) thereof to the terms and conditions of employment as in effect “immediately prior to the Change in Control” (as defined therein), and shall be hereby restated as follows:
“(A) the assignment to the Participant of any duties diminishing the Participant’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of the Participant’s responsibilities and position from those in effect as of ninety (90) calendar days prior to the reassignment;
(B) a material reduction by the Company of the Participant’s annual Base Salary in effect on the Effective Date or as the same shall be increased from time to time, except for proportionate across-the-board salary reductions similarly affecting all Eligible Employees;
(C) without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant’s principal work place to a location that is more than fifty (50) miles from the Participant’s current principal work place; provided however, the relocation of the Participant’s principal work place must also increase the regular commute distance between the Participant’s residence and work place by more than fifty (50) miles (one-way);”
5.You will be entitled to the perquisites identified in Schedule 2 attached hereto.
6.Notwithstanding any other provision of the Executive Severance Plan or any other plan, arrangement or agreement to the contrary, if any payments or benefits received or to be received by you under the Executive Severance Plan or pursuant to any plan, arrangement, program or policy of the Company (in the aggregate, the “Aggregate Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this paragraph, would result in you being subject to the excise tax imposed by Section 4999 of the Code or any successor provision thereto, such Aggregate Payments will be reduced to the least extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, your net after-tax benefit exceeds the net after-tax benefit you would realize if such reduction were not made. The Company and you shall at all times act in good faith to fully carry out the purposes and intent of this paragraph, including any action as may be necessary or appropriate to correct any calculation error which may be discovered subsequent to any payment pursuant to this paragraph. Any reduction applied pursuant to this paragraph hereof shall be made in the order that would provide you with the largest amount of after-tax proceeds. In applying this principle, the order of reduction shall be made in a manner that is both consistent with, and avoids imposition of excise taxes under, Sections 280G and 409A of the Code. The Company shall appoint a nationally recognized independent accounting firm to make the determinations required with respect to Section 280G of the Code and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
7.During the term of your employment with the Company as Chief Executive Officer and thereafter, in addition to any other similar rights and entitlements, the Company shall indemnify, defend and hold you harmless from and against any claim, loss or cause of action arising from or out of your performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including, without limitation, any fiduciary capacity, in which you serve at the Company’s request, in each case to the maximum extent authorized or permitted by Delaware law and under the Company’s Certificate of Incorporation and Bylaws, respectively. In addition, during your employment with the Company and while potential liability exists thereafter, the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and officers of the Company (but in no event less than a reasonable amount of coverage). The provisions of this paragraph shall survive the termination of your employment with the Company.
8.The Company also agrees to reimburse your reasonable legal fees incurred in connection with reviewing this letter and related compensation arrangements.
This letter shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. In the event of any conflict between the terms of this letter and the Executive Severance Plan, this letter shall govern and control. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

MUELLER WATER PRODUCTS, INC. (“Company”)

By:
Name:	Melissa Rasmussen
Title:	Chief Financial Officer

ACCEPTED AND AGREED

Paul McAndrew

Schedule 1
Severance Formulas

Group F – Chief Executive Officer

Participant (Date Entered Program)	General Severance Formula	CiC Severance Formula	Pro Rata Bonus*	Benefits Multiple	Outplacement Services Benefit**
Future Chief Executive Officer	Three (3.0) times Base Salary PLUS prorated bonus calculated as provided in accordance with Section 5.2(B)	Three (3.0) times the sum of (i) Base Salary and (ii) Target Bonus	Calculated as provided in accordance with Section 5.2(B)	Eighteen (18)	Up to $25,000
* This pro rata bonus is provided in connection with a Change in Control and is in addition to the CiC Severance Formula payment amount. Target Bonus shall be adjusted on a pro rata basis based on the number of days Participant was employed during the applicable performance period in which Participant incurred a Qualified Termination of Employment.
** Outplacement Services Benefits shall be provided by Company from Participant’s date of termination of employment until the earlier of (i) 24 months following such date of termination or (ii) the date immediately prior to the date of Participant’s employment with a subsequent employer.

Schedule 2
Perquisites

Role	Annual Car Allowance	Financial Planning	Golf Club Membership	Executive Physicals	Executive LTD
CEO	$24,000	$10,000	Up to $10,000	✓	✓
President
EVPs	$18,000	$7,500		✓	✓
SVPs		$7,500		✓	✓
VPs*		$5,000		✓	✓